AMENDMENT TO PARTICIPATION AND DISTRIBUTION AGREEMENT

This AMENDMENT TO THE PARTICIPATION AND DISTRIBUTION AGREEMENT (“Amendment”), dated as of February 20, 2002, between TIAA-CREF Life Insurance Company (“TCL”), for itself and on behalf of TIAA-CREF Life Separate Account VLI-1 (the “Account”); TIAA-CREF Life Funds (the “Fund”), and Teachers Personal Investors Services, Inc. (the “Service Provider”) is hereby amended as of September 15, 2005, as follows:

WHEREAS, the Service Provider acts as the principal underwriter with respect to each class of shares of the Fund’s series;

WHEREAS, the newly adopted Rule 38a-1 under the Investment Company Act of 1940 (“Rule 38a-1”) requires the Fund to approve and to oversee the implementation of the policies and procedures of the Service Provider for compliance with the federal securities laws;

WHEREAS, the parties desire to comply with Rule 38a-1;

NOW, THEREFORE, the parties agree as follows:

1.	The Service Provider has provided the Fund with its written compliance policies and procedures as required by Rule 38a-1 (“Rule 38a-1 policies and procedures”) for the approval by the Board of Trustees of the Fund. The Service Provider’s Rule 38a-1 policies and procedures shall be reasonably designed to prevent, detect, and correct any material violations by the Fund or its Service Providers of the federal securities laws as defined in Rule 38a-1, and which include the Securities Act of 1933, the Securities and Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act (relating to privacy regulation), any SEC rules adopted under any of these statutes, the Bank Secrecy Act as it applies to registered investment company operations (anti-money laundering), and any rules adopted thereunder by the SEC or the Department of the Treasury (“Federal Securities Laws”).

2.	The Service Provider will promptly provide the Fund’s Chief Compliance Officer with any material changes that have been made to the Service Provider’s Rule 38a-1 policies and procedures.

3.

The Service Provider agrees to cooperate with the Fund in the annual review of the Service Provider’s Rule 38a-1 policies and procedures conducted by the Chief Compliance Officer of the Fund to determine the adequacy of the Service Provider’s Rule 38a-1 policies and procedures and the effectiveness of their implementation (the “Annual Review”). The Service Provider also agrees to cooperate with the Fund in any interim reviews of the Service Provider’s Rule 38a-1 policies and procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments (“Interim Review”). Such cooperation includes, without limitation, furnishing such certifications, subcertifications, and documentation as the Fund’s Chief Compliance Officer shall reasonably request from time to time and implementing changes to the Service Provider’s Rule 38a-1 policies and procedures satisfactory to the Fund’s Chief Compliance Officer.

4.	The Service Provider will provide the Fund with ongoing, direct, and immediate access to the Service Provider’s compliance personnel and shall cooperate with the Fund’s Chief Compliance Officer in carrying out the Fund obligations under Rule 38a-1 to oversee the compliance program of the Service Provider.

5.	The Service Provider will promptly notify the Fund in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to the Service Provider’s Rule 38a-1 policies and procedures and will cooperate with the Fund in providing the Fund with periodic and special reports in the event any Material Compliance Matter occurs. A “Material Compliance Matter” has the same meaning as the term defined in Rule 38a-1, and includes any compliance matters that involves: (1) a violation of the Federal Securities Laws by the Service Provider (or its officers, directors, employees, or agents); (2) a violation of the Service Provider’s Rule 38a-1 policies and procedures; or (3) a weakness in the design or implementation of the Service Provider’s Rule 38a-1 policies and procedures.

6.	The Service Provider (and anyone acting under the direction of the Service Provider) will refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Fund’s Chief Compliance Officer in the performance of her or his responsibilities under Rule 38a-1.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

TIAA-CREF LIFE INSURANCE

COMPANY ON BEHALF OF ITSELF

AND TIAA-CREF LIFE SEPARATE

ACCOUNT VLI-1

By:	/s/ Bertram L. Scott
Bertram L. Scott, Chairman, President and Chief Executive Officer

TIAA-CREF LIFE FUNDS

By:	/s/ Bertram L. Scott
Bertram L. Scott, Executive Vice President

TEACHERS PERSONAL INVESTORS SERVICES, INC.

By:	/s/ Keith Rauschenbache
Keith Rauschenbach, President